Exhibit 10.11

[***] Certain information in this document has been excluded because it both (i) is not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Qualys, Inc.
Executive Severance Policy
1.Purpose & Term.
(a)Purpose. Qualys, Inc., (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Company recognizes, however, that, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Company has determined that the Executive Severance Policy (the “Policy”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Covered Executives to their assigned duties without distraction. Nothing in this Policy shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Covered Executives’ employment with the Company.
(b)Term. This Policy will have an initial term of two years commencing on the Effective Date (the “Initial Term”). On the second anniversary of the Effective Date and each anniversary thereafter, this Policy will renew automatically for additional one year terms (each an “Additional Term”), unless the Company provides each Covered Executive with written notice of non-renewal at least 60 days prior to the date of automatic renewal. Notwithstanding the foregoing provisions, if a Change in Control occurs when there is less remaining length in the Policy than the length of the applicable Change in Control Protection Period, the term of this Policy will extend automatically through the end of the applicable Change in Control Protection Period following the effective date of the Change in Control. If a Covered Executive becomes entitled to benefits under this Policy during the term of this Policy, the Policy will not terminate until all of the obligations of the parties hereto with respect to this Policy have been satisfied. For clarity, an election by the Company not to renew this Policy for an Additional Term will not be deemed to be a termination of a Covered Executive’s employment without Cause or grounds for a resignation for Good Reason and, accordingly, a Covered Executive will not be eligible for severance benefits set forth herein.
2.Definitions. The following terms shall be defined as set forth below:
(a)“Accounting Firm” shall mean a nationally recognized accounting firm selected by the Company.
(b)“Administrator” means the Company’s Compensation and Talent Committee.
(c)“Base Salary” shall mean the Covered Executive’s annual base salary in effect immediately prior to Date of Termination (or, if the termination is due to a resignation for Good Reason based on a material reduction in Covered Executive’s base salary, then the Covered Executive’s annual base salary in effect immediately prior to the reduction) or, if the Covered Executive’s Date of Termination occurs during the Change in Control Protection Period and the amount is greater, the Covered Executive’s annual base salary in effect immediately prior to the Change in Control.
(d)“Cause” shall mean (i) indictment or conviction of any felony or of any crime involving dishonesty; (ii) participation in any fraud or act of dishonesty against the Company; (iii) material breach of the Covered Executive’s duties to the Company, including but not limited to unsatisfactory performance of job duties which he fails to correct within thirty (30) days after the Covered Executive is given written notice, if a cure is reasonably possible within said thirty (30)-day period, otherwise such longer period as is reasonably required to effect a cure; (iv) or a violation of Company policy disclosed to the Covered Executive, which causes a material detriment to the Company; (v) intentional damage to any property of the Company; (vi) conduct by the Covered Executive which, in the good faith and reasonable determination of the Company, demonstrates gross unfitness to serve; or (vii) material breach of the Covered Executive’s employment agreement or Proprietary Information and Inventions Agreement entered into with the Company.
(e)“Change in Control” has the same defined meaning as set forth in the Company’s 2012 Equity Incentive Plan.
(f)“Change in Control Protection Period” shall mean the period set in a Participant’s Participation Agreement.
(g)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(h)“Covered Executives” shall mean those executives or individuals designated by the Administrator in its discretion to participate in the Policy.
(i)“Date of Termination” shall mean the date that a Covered Executive’s employment, in any and all capacities, with the Company (or any successor) ends, which date shall be specified in the Notice of Termination. Notwithstanding the foregoing, a Covered Executive’s employment shall not be deemed to have been terminated solely as a result of the Covered Executive becoming an employee of any direct or indirect successor to the business or assets of the Company.
(j)“Disability” has the same defined meaning as set forth in the Company’s 2012 Equity Incentive Plan.
(k)“Good Reason” shall mean the Covered Executive’s resignation because the Company, without Executive’s consent: (i) significantly reduces the Covered Executive’s rate of compensation, other than performance or commission based compensation, which is not earned through the Covered Executive’s efforts or lack thereof; (ii) fails to provide the Covered Executive with a package of benefit plans which, taken as a whole, provide substantially similar benefits to those in which the Covered Executive currently is entitled to participate as of the date of the Effective Date (except that employee contributions may be raised to the extent of any costs increases imposed by third parties) or undertakes any action which would adversely affect Executive’s participation or reduce Executive’s benefits under any such plans; (iii) significantly diminishes the Covered Executive’s duties, responsibilities, authority, reporting structure, titles or offices, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by the Covered Executive; (iv) requests that the Covered Executive relocate to a worksite that is more than thirty-five (35) miles from Executive’s current worksite, unless the Covered Executive accepts such a relocation opportunity; or (v) materially breaches any of the Covered Executive’s obligations under the Covered Executive’s employment agreement or proprietary information and inventions agreement entered into with the Company and fails to correct any such breach within sixty (60) days after the Covered Executive gave the Company written notice.
(l)“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Policy relied upon for the termination of a Covered Executive’s employment and the Date of Termination.
(m)“Participation Agreement” shall mean an agreement between a Covered Executive and the Company that acknowledges the Covered Executive’s participation in the Policy.
(n)“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
3.Administration of the Policy.
(a)Administrator. The Policy shall be administered by the Administrator.
(b)Powers of Administrator. The Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Policy. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:
(i) construe the Policy to determine all questions that shall arise as to interpretations of the Policy’s provisions, including, but not limited to, determination of which individuals are Covered Executives, the benefits to which any Covered Executives may be entitled, the eligibility requirements for participation in the Policy and all other matters pertaining to the Policy;

(ii) adopt amendments to the Policy which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder;
(iii) make all determinations it deems advisable for the administration of the Policy, including the authority and ability to delegate administrative functions to a third party;
(iv) decide all disputes arising in connection with the Policy; and
(v) otherwise supervise the administration of the Policy.
(c)All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Covered Executives.
4.Eligibility. All Covered Executives selected by the Administrator who have executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Administrator, are eligible to participate in the Policy.
5.Termination Benefits Generally.
(a)In the event a Covered Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Covered Executive any earned but unpaid salary, unpaid expense reimbursements and accrued but unused leave entitlement, if applicable (collectively, the “Accrued Benefits”), within the time required by law but in no event more than 30 days after the Date of Termination. Additionally, in the event the employment of a Covered Executive is terminated by the Company for any reason other than by reason of death, Disability, or for Cause, then with respect to such Covered Executive, in addition to the Accrued Benefits, subject to his or her execution of a separation agreement containing, among other provisions, an effective general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company by the Covered Executive and the expiration of any revocation period with respect thereto within 60 days of the Date of Termination (the “Release Requirement”), the Company shall pay a Covered Executive the benefits set forth in his or her Participation Agreement.
(b)In the event of death or Disability, the Covered Executive may be eligible for accelerated vesting benefits of then-outstanding equity awards in accordance with the terms of the Covered Executive’s equity award agreement(s). Executive’s existing rights set forth in any equity award agreement continue to survive this Policy.
6.Termination in Connection with a Change in Control. In the event the employment of a Covered Executive is terminated (i) by the Company for any reason other than for Cause, or other than by reason of death or Disability, or (ii) by the Covered Executive for Good Reason, and, in each case, such termination occurs during the Change in Control Protection Period, then subject to such Covered Executive’s satisfaction of the Release Requirement, the Company shall provide the same benefits in Section 5 of this Policy and also additional benefits set forth in the Covered Executive’s Participation Agreement.
7.Additional Limitation.
(a)Anything in this Policy to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Policy or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then, the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). For purposes of this Section, “Threshold Amount” shall mean three times the Covered Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations thereunder, less one dollar.
(b)For purposes of this Section 7, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise, employment and social security taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes and social security at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 7(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. Any determination by the Accounting Firm shall be binding upon the Covered Executive.
8.Proprietary Information and Inventions Agreement. As a condition to participating in the Policy, each Covered Executive shall continue to comply with the terms and conditions contained in the Proprietary Information and Inventions Agreement entered into between the Covered Executive and the Company. If a Covered Executive has not entered into a Proprietary Information and Inventions Agreement or similar agreement with the Company, he or she shall enter into such agreement prior to participating in the Policy.
9.Withholding. All payments made by the Company under this Policy shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.
10.Section 409A.
(a)Anything in this Policy to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Policy would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Covered Executive’s separation from service, or (B) the Covered Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)The parties intend that this Policy will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such section as a result of being “short term deferrals” for purposes of Section 409A of the Code to the greatest extent possible. To the extent that any provision of this Policy is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code. Each payment pursuant to this Policy is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Policy may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c)To the extent that any payment or benefit described in this Policy constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)All in-kind benefits provided and expenses eligible for reimbursement under this Policy shall be provided by the Company or incurred by the Covered Executive during the time periods set forth in this Policy. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(e)The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Policy are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
11.Notice and Date of Termination.
(a)Notice of Termination. A termination of the Covered Executive’s employment shall be communicated by Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 11.
(b)Notice to Covered Executive or the Company. Any notices, requests, demands, and other communications provided for by this Policy shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last physical or email address the Covered Executive has filed in writing with the Company, or to the Company at the following physical or email address:
Qualys, Inc.
Attention: General Counsel
919 East Hillsdale Boulevard, 4th Floor
Foster City, CA 94404
12.No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Policy.
13.Benefits and Burdens. This Policy shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a termination of employment but prior to the completion by the Company of all payments due to him or her under this Policy, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Covered Executive fails to make such designation).
14.Enforceability. If any portion or provision of this Policy shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Policy, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Policy shall be valid and enforceable to the fullest extent permitted by law.
15.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Policy, or the waiver by any party of any breach of this Policy, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
16.Non-Duplication of Benefits and Effect on Other Policies. Notwithstanding any other provision in the Policy to the contrary, the benefits provided hereunder shall be in lieu of any other severance payments and/or benefits provided by the Company, including any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company and the Covered Executive.

17.No Contract of Employment. Nothing in this Policy shall be construed as giving any Covered Executive any right to be retained in the employment of the Company or shall affect the terms and conditions of a Covered Executive’s employment with the Company.
18.Amendment or Termination of Policy. The Company may amend or terminate this Policy at any time or from time to time, but no such action shall adversely affect the rights of any Covered Executive without the Covered Executive’s written consent. For clarity, an action by the Administrator not to renew the Policy in accordance with the Term provision above will not be an action that requires a Covered Executive’s consent.
19.Governing Law. This Policy shall be construed under and be governed in all respects by the laws of the State of Delaware.
20.Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Policy in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
21.Effectiveness. This Policy shall be effective as of the date approved by the Compensation and Talent Committee (the “Effective Date”).

EXHIBIT A
Executive Severance Policy
Participation Agreement
This Participation Agreement (“Agreement”) is made and entered into by and between [NAME] on the one hand, and Qualys, Inc. (the “Company”) on the other.
You have been designated as eligible to participate in the Executive Severance Policy (the “Policy”), a copy of which is attached hereto, under which you are eligible to receive the following severance payments and benefits upon a qualified termination described in Section 5 and 6 of the Policy, subject to the terms and conditions of the Policy. The Policy is incorporated herein by reference.
Qualified Termination Described in Section 5 of the Policy
If you are eligible for benefits under Section 5 of the Policy, you will be entitled to the following benefits, subject to your compliance with the Policy:

•	Cash Severance: [***]
•	COBRA Coverage: [***]
•	Equity Acceleration: [***]
Qualified Termination in Connection with a Change in Control Described in Section 6 of the Policy
If you are eligible for benefits under Section 6 of the Policy, then in addition to the benefits provided above with respect to Section 5 of the Policy, you will also be entitled to the following benefits, subject to your compliance with the Policy:

•	Change in Control Protection Period: [***]
•	Cash Severance: [***]
•	COBRA Coverage: [***]
•	Equity Vesting: [***]
Other Provisions
You agree that the Policy together with this Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company, except as expressly survived by this Policy.
This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

QUALYS, INC.	COVERED EXECUTIVE

By:	Signature:

Date:	Date: